                                                                  Exhibit 21.1.1

LIST OF SUBSIDIARIES


WHOLLY-OWNED

927563 Ontario Inc.
927564 Ontario Inc.
Med-Emerg Inc.
Med Plus Health Centres Ltd.
JC Medical Management Inc.
Med-Emerg Urgent Care Centres Inc.
Med-Emerg Family Health Centres Inc.
Med-Emerg Britannia Urgent Care Inc.
Med-Emerg Elmvale Clinic Inc.

75%-OWNED

Doctors on Call Ltd.

51%-OWNED

York Lanes Health Centre Inc.
Caremedics (Elmvale) Inc.

45%-OWNED

Medical Urgent Care Inc.